Exhibit (e.2)

Distribution Agreement

EXHIBIT A

iShares U.S. ETF Trust

iShares Commodities Select Strategy ETF

iShares Enhanced International Large-Cap ETF

iShares Enhanced International Small-Cap ETF

iShares Enhanced U.S. Large-Cap ETF

iShares Enhanced U.S. Small-Cap ETF

iShares Interest Rate Hedged 10+ Year Credit Bond ETF

iShares Interest Rate Hedged Corporate Bond ETF

iShares Interest Rate Hedged Emerging Markets Bond ETF

iShares Interest Rate Hedged High Yield Bond ETF

iShares Ultra Short-Term Bond ETF

iShares Short Maturity Bond ETF

iShares Short Maturity Municipal Bond ETF

iShares U.S. Fixed Income Balanced Risk ETF

Amended and Approved by the Board of Trustees of iShares U.S. ETF Trust on June 24-25, 2015.